Exhibit (d)(3)

[ACOF LETTERHEAD]

March 2, 2011

Sentinel Acquisition Holdings Inc.

c/o Ares Corporate Opportunities Fund III, L.P.

2000 Avenue of the Stars

12th Floor

Los Angeles, CA 90067

Global Defense Technology & Systems, Inc.

1501 Farm Credit Drive
Suite 2300
McLean, VA 22102

Re: Acquisition of Global Defense Technology & Systems, Inc.

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Sentinel Acquisition Holdings Inc., a Delaware corporation (“Parent”), Sentinel Acquisition Corporation, a Delaware corporation (“Merger Sub”) and Global Defense Technology & Systems, Inc., a Delaware corporation (the “Company”), pursuant to which Merger Sub, or its permitted assignees, will make a tender offer to purchase all of the outstanding shares of the Company Common Stock at the Offer Price and, thereafter, will be merged with and into the Company (the “Merger”). This letter is being delivered to Parent (with a copy to the Company) to induce the Company to enter into the Merger Agreement. Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

1.             Commitment.  Ares Corporate Opportunities Fund III, L.P. (“Sponsor”), of which Parent is a direct, wholly owned subsidiary, hereby commits, subject to the terms and conditions set forth herein, that it shall purchase, or shall cause the purchase of, equity interests of Parent and shall repay, or shall cause the repayment of, the indebtedness of the Company that comes due in connection with the consummation of the Offer, the Merger and the other Transactions for an aggregate amount not to exceed $320 million (the “Commitment”) solely for the purpose of funding (and in the amount necessary to fund) the aggregate Offer Price, the aggregate Merger Consideration and the repayment of such indebtedness of the Company, pursuant to and in accordance with the Merger Agreement, together with related expenses.

Notwithstanding any other provision of this letter, Sponsor shall not, under any circumstances, be obligated to contribute to, purchase equity or debt of, or otherwise provide funds to Parent or Merger Sub in any amount in excess of the Commitment. Sponsor may effect the purchase of the equity interests of Parent directly or indirectly through one or more affiliated entities.  The amount drawn under the Commitment will be the amount necessary to fund the consummation of the Offer, the Merger and the Transactions (the “Funded Amount”).

2.             Use of Proceeds.  The proceeds of the Commitment financing (the “Financing”) will be contributed by Parent to Merger Sub and used by Merger Sub solely as contemplated hereby.

3.             Conditions.  The funding of the Commitment shall be subject solely to (a) the execution and delivery of the Merger Agreement by all of the parties thereto and (b) (i) with respect to the aggregate Offer Price and related expenses, the satisfaction or waiver (at the sole discretion of Parent or Merger Sub, as applicable) of each of the conditions to Parent’s and Merger Sub’s obligations to accept the shares tendered in the Offer as set forth in Exhibit C of the Merger Agreement (as such Exhibit may be amended in accordance with the terms of the Merger Agreement) and (ii) with respect to the aggregate Merger Consideration and related expenses, the satisfaction or waiver (at the sole discretion of Parent or Merger Sub, as applicable) of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger as set forth in Article VII the Merger Agreement.

4.             Enforcement.  Parent shall take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary, proper or advisable to obtain the Financing, including enforcing the Sponsor’s obligations (and the rights of Parent) hereunder; provided, that no action or failure to act by Parent hereunder shall diminish or otherwise affect Sponsor’s obligations hereunder.

5.             Termination.  The obligation of Sponsor to fund the Commitment will terminate automatically and immediately to the extent described below upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms; provided that, to the extent that the termination of the Merger Agreement is contested, this letter shall not be terminated unless and until the Arbitrator determines that the Merger Agreement has been validly terminated, (b) the Effective Time; provided that Sponsor shall prior thereto have fully funded and paid to Parent the Funded Amount, (c) the Arbitrator has awarded monetary damages to the Company and such monetary damages have been paid in full pursuant to the terms of the Guaranty, subject to the Cap (as defined therein) and (d) a Termination Event.  As used herein, “Termination Event” means any time when the Company or any of its controlled affiliates asserts in any litigation or other proceeding a claim against any Parent Non-Recourse Party other than a claim under the Confidentiality Agreement.  As used herein, “Parent Non-Recourse

Party” means the former, current or future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners, or assignees of Sponsor, Parent or Merger Sub or any former, current or future equity holder, controlling person, director, officer, employee, agent, affiliate, member, manager, general or limited partner, or assignee of any of the foregoing; provided that “Parent Non-Recourse Party” shall not include Sponsor, Parent or Merger Sub.

6.             No Modification; Entire Agreement.  Neither this letter nor any provision hereof may be amended, modified, supplemented, terminated or waived except by an agreement in writing signed by Parent, Sponsor and the Company.  This letter, together with the Merger Agreement and the Guaranty, constitutes the sole and entire agreement of Sponsor or any of its affiliates, on the one hand, and Parent or any of its affiliates, on the other, with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

7.             Parties in Interest; Third Party Beneficiaries.

(a)           Except as set forth in Section 7(b) hereof, (i) this letter is for the sole benefit of, shall be binding upon, and may be enforced solely by Parent and Sponsor, (ii) nothing in this letter, express or implied, is intended to or shall confer upon any person (other than Parent and Sponsor) any legal or equitable right, benefit or remedy of any nature whatsoever, and (iii) Parent’s creditors shall have no right to enforce, or to cause Parent to enforce, this letter.

(b)           Notwithstanding anything to the contrary herein, each of Sponsor and Parent acknowledges that this letter has been delivered to induce the Company to enter into the Merger Agreement and that the Company has relied on this letter in entering into the Merger Agreement, and further acknowledges and agrees that the Company is a third party beneficiary of this letter.  As a third party beneficiary hereof the Company is entitled to enforce such provisions in accordance with their terms and is entitled to specifically enforce the obligations of Sponsor directly against Sponsor to the full extent hereof and, in connection therewith, the Company has the right to obtain an injunction, or other appropriate form of specific performance or equitable relief, to cause Parent and Merger Sub to cause, or to directly cause, Sponsor to fund, directly or indirectly, the Funded Amount and to take any and all actions as may be necessary or appropriate to cause the Funded Amount to be funded.  Notwithstanding any other provision of this letter, the Funded Amount shall be used solely to fund the aggregate Offer Price, the aggregate Merger Consideration and the repayment of the indebtedness of the Company that comes due in connection with the consummation of the Merger, the

Offer and the other Transactions, pursuant to and in accordance with the Merger Agreement, together with related expenses.

8.             Representations and Warranties.  Sponsor hereby represents and warrants, with respect to itself to Parent and the Company that (a) it is duly organized and validly existing under the laws of the State of Delaware; (b) it has all limited partnership power and authority to execute, deliver and perform this letter; (c) the execution, delivery and performance of this letter by the undersigned has been duly and validly authorized and approved by all necessary limited partnership action, and no other proceedings or actions on the part of the undersigned are necessary therefore; (d) this letter has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against the undersigned in accordance with its terms, except that such enforceability may be (i) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally and (ii) subject to general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing; (e) the execution, delivery and performance by it of this letter do not and will not (i) violate its organizational and governing documents, (ii) violate any law or judgment or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract to which it is a party, other than such items that, individually or in the aggregate, would not reasonably be expected to prevent or delay Sponsor from performing its obligations under this letter; and (f) it has the financial capacity to pay and perform its obligations under this letter, and all funds necessary for it to fulfill its obligations hereunder shall be available to it for so long as this letter shall remain in effect in accordance with Section 5 hereof.  Sponsor acknowledges that the Company has specifically relied on the accuracy of the representations and warranties contained in this Section 8.

9.             Governing Law; Arbitration.

(a)           The parties agree that any and all disputes arising under or related in any way to this letter or the transactions contemplated hereby shall be resolved solely in arbitration before the Chancery Court of the State of Delaware (the “Delaware Court of Chancery”) as set forth below.  Accordingly, and for the sake of clarity, the parties agree that they are waiving and relinquishing the right to bring any dispute arising under or related in any way to this letter or the transactions contemplated hereby before a court of any state or the United States; that they are waiving any right to have such dispute decided by a jury; and that they are also waiving any right to argue that the forum for the arbitration is an inconvenient one.  The parties intend that this Section 9 be interpreted as broadly as possible, and in favor of prompt and binding arbitration

(b)           This letter shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.  The parties hereto agree that any dispute or controversy arising out of or in connection with this letter or the transactions contemplated hereby (a “Dispute”) shall be arbitrated in the Delaware Court of Chancery pursuant to 10 Del. C. § 349 and the Rules of the Delaware Court of Chancery promulgated thereunder (the “Chancery Rules”).  The parties hereto agree to take all steps necessary or advisable, including execution of documents to be filed with the Delaware Court of Chancery, in order properly to submit such Dispute for Arbitration (as defined in the Chancery Rules) in accordance with this Section 9(b), and each such party agrees that it shall raise no objection to the submission of the Dispute to Arbitration in accordance with this Section 9(b) and further irrevocably waives, to the fullest extent permitted by law, any objection that it may have or hereafter have to the submission of such Dispute for Arbitration or any right to lay claim to jurisdiction in any venue.

(c)           The Arbitration shall be conducted in accordance with the Chancery Rules; provided that the parties hereto may agree to amend, modify or alter such rules, and/or adopt new rules, in each case with the consent of the Arbitrator.  Any such amendments, modifications or alterations shall be in writing and signed by an authorized representative of each such party.  The Arbitration shall take place in Delaware or such other location as the parties and the Arbitrator (as defined below) may agree.

(d)           The Arbitration shall be presided over by one arbitrator (the “Arbitrator”) who shall be a chancellor or vice-chancellor of the Delaware Court of Chancery appointed as an arbitrator by the Delaware Court of Chancery.

(e)           Any issue concerning the extent to which any Dispute is subject to Arbitration shall be decided by the Arbitrator.

(f)            The arbitral award (the “Award”) shall (i) be written or oral, (ii) state the reasons for the award, and (iii) be the sole and exclusive binding remedy with respect to the Dispute between and among the parties.  The parties hereto acknowledge that time is of the essence and the parties agree that they shall not seek to vary the timing provisions of the Chancery Rules.  Judgment on the Award may be entered in any court having jurisdiction thereof.  All Awards of the Arbitrator shall be final, nonappealable and binding on the parties.  The parties hereto waive any right to refer any question of law and right of appeal on the law and/or merits to any court, including any appeal contemplated by 10 Del. C. § 349(b).  The Award shall be deemed an award of the

United States, the relationship between the parties shall be deemed commercial in nature, and any Dispute arbitrated pursuant to this Section 9 shall be deemed commercial.

(g)           The Arbitrator shall have the authority to grant any equitable or legal remedies that would be available in any judicial proceeding intended to resolve a Dispute, including entering injunctive or other equitable relief pending the final decision of the Arbitrator or the rendering of the Award.  Notwithstanding the foregoing, the parties hereto agree that any petition for arbitration submitted pursuant to this Section 9 shall seek specific performance and may also seek monetary damages, but only in the event that a grant of an award of specific performance of the transactions contemplated hereby is not awarded.

(h)           The parties hereto agree that the Arbitration, and all matters relating thereto or arising thereunder, including the existence of the Dispute, the proceeding and all of its elements (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any decision of the Arbitrator or Award), shall be kept strictly confidential, and each party hereby agrees that such information shall not be disclosed beyond (i) the Arbitrator or such other persons as are contemplated by 10 Del C. § 349(b), (ii) such party’s legal counsel, for any purpose related to the Dispute, (iii) the other party to the Dispute, (iv) the other party’s legal counsel, for any purpose related to the Dispute, (v) any person necessary to the conduct of the Arbitration, and (vi) solely in connection with a party’s enforcement of an Award in a court having jurisdiction thereof in accordance with Section 9, such court; provided, however, that each party hereto agrees that, prior to disclosing any information to any party listed in subclauses (ii), (iv) or (v) above, such party shall use its best efforts to cause the recipient of such information to agree to maintain the confidentiality of such agreement in a manner consistent with the terms hereof.

(i)            Each party hereto shall bear its own legal fees and costs in connection with the Arbitration; provided, however, that each such party shall pay one-half of any filing fees, fees and expenses of the Arbitrator or other similar costs incurred by the parties in connection with the prosecution of the Arbitration.

(j)            The parties acknowledge that the Arbitrator may impose rules different from, or in addition to, those set forth in this Section 9, and nothing in this Section 9 shall be construed to limit or restrict the Arbitrator from adopting any such rules.  Notwithstanding the foregoing, each party hereto shall use its best efforts to cause the Arbitration to be conducted in accordance with the procedures set forth in the foregoing provisions of this Section 9, and hereby further waives the right to object to the conduct of the Arbitration in accordance therewith.

(k)           Notwithstanding the other provisions of this Section 9, each party hereto shall be entitled to seek interim or provisional relief in the Delaware Court of Chancery or, if the Delaware Court of Chancery lacks subject matter jurisdiction, any Federal court located in the State of Delaware to (i) remedy or prevent breaches of this letter or (ii) maintain the status quo, in each case until such time as the Arbitrator has been appointed.  Each party hereto (i) irrevocably submits itself to the personal jurisdiction of the Delaware Court of Chancery or any Federal court located in the State of Delaware in any proceeding seeking such relief, and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

10.           No Assignment.  The Commitment evidenced by this letter may not be assigned by Parent and the Company’s rights under Section 7(b) may not be assigned by the Company.  Sponsor shall not transfer or assign all or any of its rights or obligations hereunder without the prior written consent of the Company.  Any purported assignment of this commitment in contravention of this Section shall be void.

11.           Counterparts.  This letter may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this letter delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this letter.

12.           Confidentiality.  This letter shall be treated as confidential and is being provided to Parent solely in connection with the Merger Agreement.  This letter may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of Parent. The foregoing notwithstanding, this letter shall be provided to the Company and the Company and the undersigned may (a) disclose this letter to its controlled affiliates and representatives and (b) make any disclosure related to this letter required by law, the applicable rules of any national securities exchange or in connection with any securities regulatory agency filings relating to the Merger Agreement.

13.           No Recourse.  Notwithstanding anything that may be expressed or implied in this letter or any document or instrument delivered in connection herewith, and notwithstanding the fact that Sponsor may be a partnership, no person other than Sponsor and Parent has any obligations hereunder and no recourse shall be had hereunder or under any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability in connection with the foregoing shall attach to, any Parent Non-Recourse Party through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against any Parent Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise. Recourse against Sponsor pursuant to this letter shall be the sole and exclusive remedy of Parent and all of its affiliates (other than the Company after the Acceptance Time with respect to the Merger Agreement, the Guaranty, the Confidentiality Agreement and this letter) against Sponsor and the Parent Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. Nothing in this Section 13 or otherwise in this letter shall affect the Guaranty or the rights and obligations of the parties thereunder.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

ARES CORPORATE OPPORTUNITIES FUND III, L.P.

		By:	ACOF Operating Manager III, LLC, its Manager

		By	/s/ Matt Cwiertnia

Name: Matt Cwiertnia
Title: Authorized Signatory
Agreed to and accepted:

SENTINEL ACQUISITION HOLDINGS INC.

By	/s/ Matt Cwiertnia

Name: Matt Cwiertnia
Title: President

GLOBAL DEFENSE TECHNOLOGY & SYSTEMS, INC.

By	/s/ John Hillen

Name: John Hillen
Title: President and CEO